UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2009

Cardo Medical, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-21419	23-2753988
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9701 Wilshire Blvd., Suite 1100
Beverly Hills, California    90212
(Address of principal executive offices including zip code)

(310) 274-2036
(Registrant's telephone number, including area code)

            N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

At a hearing held on September 15, 2009, Cardo Medical, Inc. ("Cardo"), the successful bidder at an auction sale, was authorized to purchase substantially all of the assets of Vertebron, Inc. ("Vertebron") free and clear of all liens by the United States Bankruptcy Court for the District of Connecticut (the "Bankruptcy Court"). On September 29, 2009, the Bankruptcy Court issued an order memorializing the hearing held on September 15, 2009 (the "Order").

As a result of the Order, on September 30, 2009, Cardo entered into an Asset Purchase Agreement (the "Agreement") with Vertebron, as a debtor-in-possession, to purchase substantially all of Vertebron's assets, excluding certain assets, such as accounts receivable, cash and cash equivalents as of the closing date. Pursuant to the Agreement, the purchase price for the assets is $1,300,000 to be paid in cash.

Cardo, as a successor in interest to Accelerated Innovation, LLC, is a party to a license agreement with Vertebron, dated October 19, 2007. Pursuant to the Agreement, Cardo assumed the license agreement from Vertebron.

The description of the Agreement is qualified in its entirety by reference to the copy of such agreement filed as Exhibit 2.1 to this report, which is incorporated herein by reference.

Item 2.01.    Completion of Acquisition or Disposition of Assets.

On October 1, 2009, Cardo completed its acquisition of substantially all of the assets of Vertebron pursuant to the Agreement. Cardo paid the purchase price of $1,300,000 (from funds in working capital). The information required by Item 2.01 of Form 8-K is included in Item 1.01 of this report.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
2.1	Asset Purchase Agreement, dated September 30, 2009, by and among Cardo Medical, Inc. and Vertebron, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 5, 2009

Cardo Medical, Inc.

By: /s/ Derrick Romine

Derrick Romine
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Asset Purchase Agreement, dated September 30, 2009, by and among Cardo Medical, Inc. and Vertebron, Inc. Also provided in PDF format as a courtesy.